UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report- May 14, 2007
(Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-117287	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1509 Tyrell Lane, Suite B, Boise, Idaho 83706
(Address of principal executive offices)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On May 14, 2007, U.S. Geothermal Inc. (the “Company”) entered into an agreement with a syndicate of Canadian investment dealers, pursuant to which the Underwriters have agreed to purchase 6,818,182 Common Shares of the Company on an underwritten private placement basis at a price of Cdn $2.20 per share to raise gross proceeds of Cdn $15 million. The Underwriters will have the option, exercisable prior to the closing of the offering, to purchase up to an additional 2,272,727 Common Shares at the issue price under the offering.

The offering is scheduled to close on or about June 5, 2007 and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals, including the approval of the TSX Venture Exchange.

The Company has agreed to file a resale registration statement with the Securities and Exchange Commission no later than July 30, 2007 and use commercially reasonable efforts to cause it to become effective and remain effective for two years. In the event the registration statement is not effective within five (5) months following closing, the purchasers are entitled to receive one tenth (0.10) of a common share for each common share purchased.

The securities described herein have not been registered under the U.S. Securities Act of l933, as amended, or any state securities laws and may not be offered or sold in the United States or to U.S. persons unless an exemption from registration is available.

A copy of the press release dated May 14, 2007 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	Copy of Press Release Issued May 14, 2007

SIGNATURES

Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 14, 2007	US Geothermal Inc.

By: /s/ Daniel J. Kunz
Daniel J. Kunz
Chief Executive Officer